Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Pono Capital Two, Inc. (the “Company”) on Amendment No. 1 to Form S-1, File No. 333-265571, of our report dated June 13, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of the Company as of May 17, 2022 and for the period from March 11, 2022 (inception) through May 17, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Boston, MA

July 21, 2022